UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEXCEL CORPORATION

Supplement to Proxy Statement Relating to the 2018 Annual Meeting of Stockholders

Explanatory Note: The information in the table on page 11 of the proxy statement pertaining to Jeffrey A. Graves, and Mr. Graves’ biographical information on page 8 of the proxy statement, incorrectly identifies him as a member of the Nominating and Corporate Governance Committee. Mr. Graves no longer serves on that committee, and instead currently serves on the Compensation Committee. In addition, the biographical information with respect to W. Kim Foster on page 7 of the proxy statement incorrectly identifies him as a current member of the Compensation Committee. Mr. Foster no longer serves on that committee, and instead currently serves on the Audit Committee. Finally, the biographical information with respect to Mr. Gendron on page 8 of the proxy statement incorrectly identifies him as Chair of the Finance Committee when, in fact, he is Chair of the Compensation Committee.

The following table identifies the current members of each standing board committee and the Chair of each committee:

Name	Audit	Compensation	Nominating and Corporate Governance	Finance
Joel S. Beckman			∎	Chair
Lynn Brubaker	∎		Chair
Jeffrey C. Campbell	Chair
Cynthia M. Egnotovich	∎
W. Kim Foster	∎		∎
Thomas A. Gendron		Chair		∎
Jeffrey A. Graves		∎		∎
Guy C. Hachey		∎
David L. Pugh		∎	∎

Dated: April 5, 2018